File No. 33-________
                             File No. 811-________

                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                         FORM N-8A

              NOTIFICATION OF REGISTRATION
          FILED PURSUANT TO SECTION 8(a) OF THE
              INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Kelmoore Strategic Trust

Address of Principal Business Office: 2471 E. Bayshore Road,
                                      Suite 501,
                                      Palo Alto, California  94303

Telephone Number including Area Code: (650) 354-8170

Name and Address of Agent for Service: Matthew Kelmon, President
                                       Kelmoore Investment Company, Inc.
                                       2471 E. Bayshore Road
                                       Suite 501
                                       Palo Alto, California  94303

COPIES TO:
Andre'  W. Brewster	                            Sandra L. Adams
Howard Rice Nemerovski Canady Falk & Rabkin     First Data Investor
Three Embarcadero Center, 7th Floor             Services Group
San Francisco, CA 94111-4065                    3200 Horizon Drive
                                                King of Prussia, PA  19406


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  X         NO ___


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Palo Alto and State of California on the 21st day of December, 1998.


                         Kelmoore Strategic Trust


                         By: /s/ Matthew Kelmon*
                             Matthew Kelmon, President

/s/ Sandra L. Adams
*By /s/ Sandra L. Adams, as
Attorney-in-Fact and Agent pursuant
to Power of Attorney